Exhibit 1

To the Holders of
TIERS Asset-Backed Securities,
Series CHAMT Trust 1997-7
Fixed Rate Notes, Class A
CUSIP: 871928AR8

Pursuant to Section 9(c) of the Series Trust Indenture dated October 15, 1997 between TIERS Asset-Backed Securities, Series CHAMT Trust 1997-7 and U.S. Bank Trust National Association, formerly First Trust of New York, National Association, as Indenture Trustee, U.S. Bank Trust National Association hereby gives notice with respect to the Distribution occurring on August 15, 2000 (the "Distribution Date") as follows:

(i) The amount of the distribution to holders of the Fixed Rate Notes Class A allocable to principal of and premium, if any, and interest and the amount of aggregate unpaid interest accrued, if any, as of the Distribution Date, expressed as a dollar amount per $1,000 original face amount thereof, were as follows:
                                      Fixed Rate Notes, Class A

Principal                             3.765085
Premium, if any                       0.00
Interest Paid                         0.599522
Interest Accrued and not paid         0.00


(ii) No compensation has been paid to the Administrator or Trustee from Available Funds under the TIERS Asset-Backed Securities, Series CHAMT Trust 1997-7.

(iii) The aggregate stated principal amount of the Chase Credit Card Master Trust Class A Floating Rate Certificates, Series 1996-4 (the "Deposited Assets") is $36,641,000 and the notional amount is the same.

(iv) The Deposited Assets did bear interest at a rate of 6.75625 for the period from July 17, 2000 through August 14, 2000.

(v) The Deposited Assets are rated AAA by Standard & Poors and Aaa by Moody's Investors Service .

(vi) The Eligible Investments held by the Issuer as of the Distribution Date were as follows: None.

(vii) The PSA Index Rate determined with respect to the Distribution Date by Westdeutsche Landesbank Girozentrale, as Swap Counterparty is 712.

(viii)  The  aggregate   outstanding   principal  balance  of,  Notional  Amount
attributable to and the Current Factor applicable to each class of Securities as of the close of business on the Distribution Date were as follows:

                          Fixed Rate Notes,       Floating Rate Certificates
                            Class A                 Class B


Aggregate Outstanding     $36,641,000.00          $8,577,000.00
Principal Balance         $36,641,000.00          $8,577,000.00

Notional Amount           $36,641,000.00          $8,577,000.00

Current Factor            .1038                   .7855



U.S. Bank Trust National Association, as Indenture Trustee








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